Calculation of Filing Fee Tables

FORM S-3
(Form Type)

FLORA GROWTH CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, no par value(3)	Rule 457(h)	3,860,003(1)	$0.684	$2,640,242(3)	$0.00015310	$402.22
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$2,640,242		$402.22
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$402.22

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional common shares as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales price of the common shares as reported on the Nasdaq Capital Market on May 9, 2025.

(3) Represents 3,860,003 common shares beneficially owned by the Selling Securityholders named in the Registration Statement.